Exhibit 99.1

BIGLARI HOLDINGS INC.

NEWS RELEASE

San Antonio, TX, August 10 – Biglari Holdings Inc. (NYSE: BH) announces its fiscal third quarter 2012 results:

Biglari Holdings Inc.’s operating results for the twelve and forty weeks, which ended July 4, 2012 and July 6, 2011, are summarized below.  To become apprised fully of our results, shareholders should carefully study our 10-Q, which has been posted at www.biglariholdings.com.

(In thousands)
	Twelve Weeks Ended		Forty Weeks Ended
	July 4,	July 6,	July 4,	July 6,
	2012	2011	2012	2011
Operating earnings before interest and taxes	$5,984	$9,522	$24,722	$28,087
Biglari Holdings investment gains	227	934	4,200	4,385
Consolidated affiliated partnerships investment gains and other income	587	1,297	4,720	4,769
Interest expense	(1,812)	(602)	(6,200)	(2,034)
Income taxes	17	(1,836)	(6,879)	(8,864)
Earnings attributable to noncontrolling interests	(150)	(639)	(2,387)	(2,559)
Net earnings attributable to Biglari Holdings Inc.	$4,853	$8,676	$18,176	$23,784

Analysis of Results:

In the third quarter Biglari Holdings’ subsidiary, Steak n Shake, had same-store sales increase by 2.9%, principally because customer traffic expanded by 2.2%. Despite the increase in revenue, Steak n Shake’s earnings before interest and taxes decreased to $9.0 million from $10.1 million in the third quarter of fiscal 2011. Expenses were higher for several reasons, one of the most significant arising from our efforts to franchise the Steak n Shake concept. Steak n Shake’s revenue from franchise fees was up 20% in the third quarter in part because we devoted resources to the franchising business. Steak n Shake’s expenses were also impacted negatively by adverse developments in workers’ compensation and general liability, both in terms of number of cases and their severity.

The comparison of operating earnings of Biglari Holdings in the third quarter of fiscal 2012 with the third quarter of fiscal 2011 is partially distorted because in the prior year there was a non-cash accounting gain, not an economic one, of $1.3 million, tied to the disposition of Mustang Capital.

Investors should also note that Biglari Holdings incurs expenses (e.g., legal and incentive compensation) on the income statement related to its investments, but any corresponding unrealized capital gains run through the balance sheet as other comprehensive income. Biglari Holdings has $52.7 million of pre-tax unrealized investment gains, all generated in fiscal 2012. Biglari Holdings carries its investments at market value, with unrealized appreciation, net of income tax effect, included as a separate component of shareholders’ equity. Shareholders’ equity can increase by the retention of earnings as well as by unrealized gains on marketable securities (after the effect of income tax, reflecting the amount of taxes that would be paid if gains were realized).

It is clear to us at Biglari Holdings that reported earnings are a poor measure of economic advancement for the aforementioned and other key reasons. The Company has $52.7 million of pre-tax unrealized investment gains, which if harvested in any given quarter can materially impact and thereby distort net income figures, as well as comparisons between time periods. Therefore, in the preceding table we separate earnings from our operating businesses and from our investment and derivative gains/losses. Thus, we encourage investors to analyze closely our business performance before they interpret the impact of realized gains as well as fully consider the consequences of expenses relating to investments that result from unrealized gains on marketable securities.

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company engaged in a number of diverse business activities. Its most important operating subsidiaries are involved in investment management and the franchising/operating of restaurants. All major operating, investment, and capital allocation decisions are made by Sardar Biglari, Chairman and Chief Executive Officer, on behalf of the Company and its main operating subsidiaries.

Comment on Regulation G

This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines operating earnings before interest and taxes outside of the investment gains/losses of the Company and its consolidated affiliated partnerships.

Risks Associated with Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company’s filings with the SEC.

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